Exhibit 10.3

Execution Version

SERVICES AGREEMENT FOR CLI FACILITY

BETWEEN

COGEN LYONDELL, INC.

AND

LYONDELL CHEMICAL COMPANY

SEPTEMBER 6, 2005

TABLE OF CONTENTS

1.	DEFINITIONS		1

2.	SERVICES.		5

	2.1	Services	5
	2.2	Pro Rata Supply of Services	5
	2.3	Standard of Performance	5
	2.4	Services for CLI; No Resale	5
	2.5	Service for Instrument Air and Plant Air	5
	2.6	Raw Water Delivery	6

3.	COMPENSATION MECHANISM.		6

4.	PAYMENT.		6

	4.1	Submission of Statements	6
	4.2	Payment of Statements.	6
	4.3	Disputes	7
	4.4	Taxes	7
	4.5	Netting; Set-Off	7
	4.6	Maintenance of Records and Audit Rights	8
	4.7	Access to Facilities	8

5.	TERM.		8

	5.1	Expiration and Termination	8
	5.2	Right of Termination	9

6.	DEFAULT.		9

	6.1	Events of Default	9
	6.2	Remedies	10
	6.3	Remedies Cumulative	10

7.	TITLE; RISK OF LOSS; NON CONFORMING DELIVERABLES		10

	7.1	Title; Risk of Loss	10
	7.2	Non Conforming Deliverables	11

8.	MEASUREMENT OF WATER TO BE DELIVERED		11

	8.1	Metering, Testing and Records	11
	8.2	Metering Inaccuracies	12
	8.3	Secondary Sources of Determination	13

9.	SERVICE MODIFICATIONS		13

	9.1	Modification to Services	13
	9.2	Limitation of Services	13

10.	REPRESENTATIONS		13

	10.1	Representations of LCC	13
	10.2	Representations of CLI	14

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11.	MISCELLANEOUS.		15

	11.1	Construction	15
	11.2	Notices	16
	11.3	Successors and Assigns; Third Party Beneficiaries; Assignment	17
	11.4	No Amendment	18
	11.5	No Waiver	18
	11.6	Modification of Indexes	18
	11.7	Dispute Resolution	18
	11.8	Severability	21
	11.9	Counterparts	21
	11.10	GOVERNING LAW	21
	11.11	INDEMNITIES, INSURANCE, LIABILITY AND REMEDIES	21
	11.12	CONSEQUENTIAL DAMAGES	27
	11.13	WARRANTIES OR GUARANTEES; SUITABILITY OF SERVICES	27
	11.14	RAW WATER	28
	11.15	Confidentiality	28
	11.16	Force Majeure	30
	11.17	No Association, Partnership or Joint Venture	31
	11.18	Further Assurances	31
	11.19	Annual Specified Service Estimate and Relevant LCC Turnarounds	31
	11.20	Termination of Existing Water Arrangements	32
	11.21	Entire Agreement	32
	11.22	Survival of Obligations	32

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SERVICES AGREEMENT FOR CLI FACILITY

THIS SERVICES AGREEMENT for the CLI Facility (the “Agreement”) is dated as of the      day of September 2005 by and between LYONDELL CHEMICAL COMPANY, a Delaware corporation (“LCC”), and COGEN LYONDELL, INC., a Texas corporation (“CLI”).

WITNESSETH:

WHEREAS, CLI and LCC entered into that certain Amended and Restated Lease and Easement Agreement dated concurrently herewith (the “Lease Agreement”) pursuant to which LCC will lease the CLI Site to CLI and will grant certain easements and other real estate rights to CLI;

WHEREAS, CLI and LCC entered into that certain Steam and Electric Power Sales Agreement dated concurrently herewith (the “SEPSA”) pursuant to which CLI provides steam and electric power to LCC;

WHEREAS, CLI, LCC and Equistar Chemicals are entering into a Existing Water Termination Agreement contemporaneously herewith;

WHEREAS, CLI Guarantor is issuing a guaranty contemporaneously herewith with respect to the payment obligations of CLI under the SEPSA, the Lease Agreement and this Agreement; and

WHEREAS, CLI and LCC desire to enter into this Agreement to provide for the services to CLI Facility contemplated herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth, and for other good and valuable consideration, the receipt and sufficiency thereof are hereby acknowledged, LCC and CLI agree as follows:

1.	DEFINITIONS. As used in this Agreement, the following terms shall have the respective meanings indicated below:

1.1 “Affiliate” has the meaning given to such term in the SEPSA.

1.2 “Attachment(s)” means the attachments, both individually and collectively, attached hereto as Attachment A-1 through A-12.

1.3 “Bankruptcy Event” has the meaning given to such term in the SEPSA.

1.4 “Boiler Feed Water” has the meaning given to such term in Attachment A-3.

1.5 “Boiler Feed Water Charge” has the meaning given to such term in Attachment A-3.

1.6 “Business Day” has the meaning given to such term in the SEPSA.

1.7 “Channelview South Complex” means the industrial complex located near Channelview, Harris County, Texas, on the lands described in Annex I, which includes the CLI Facility.

1.8 “Claim” has the meaning given to such term in the SEPSA.

1.9 “Clarified Water” has the meaning given to such term in Attachment A-1.

1.10 “Clarified Water Charge” has the meaning given to such term in Attachment A-1.

1.11 “CLI Deliverables” means Demineralized Water (to the extent tendered to CLI and required to be recirculated by CLI to LCC at the Point of Delivery set forth on Attachment A-2), Plant Air and Instrument Air.

1.12 “CLI Facility” means the cogeneration facility that produces steam and electric power in commercial quantities situated on the CLI Site, including any and all equipment, systems, facilities, improvements, fixtures and personal property that are or may become located on the CLI Site, except for any Service Production Facilities or other property owned by LCC or its Affiliates.

1.13 “CLI Site” means the land described in Exhibit A of the Lease Agreement.

1.14 “CLI’s Group” has the meaning given to such term in the SEPSA.

1.15 “Confidential Information” has the meaning given to such term in Section 11.15.

1.16 “Confidential Information Recipients” has the meaning given to such term in Section 11.15.

1.17 “Day” has the meaning given to such term in the SEPSA.

1.18 “Demineralized Water” has the meaning given to such term in Attachment A-2.

1.19 “Demineralized Water Charge” has the meaning given to such term in Attachment A-2.

1.20 “Equistar Chemicals” means Equistar Chemicals, LP, a Delaware limited partnership.

1.21 “Event of Default” has the meaning given to such term in Section 6.1.

1.22 “Existing Water Termination Agreement” means the termination agreement by and among CLI, LCC and Equistar Chemicals dated the date hereof in the form of Exhibit I.

1.23 “Governmental Authority” has the meaning given to such term in the SEPSA.

1.24 “gpd” means gallons per day.

1.25 “gpm” means gallons per minute.

1.26 “Group” has the meaning given to such term in the SEPSA.

1.27 “HSC NG Index (1st of Month)” has the meaning given to such term in the SEPSA.

1.28 “Instrument Air” has the meaning given to such term in Attachment A-11.

1.29 “kgal” means one thousand gallons.

1.30 “klb” means one thousand pounds.

1.31 “LCC Deliverables” means Clarified Water, Demineralized Water, Boiler Feed Water, Fire Water, Potable Water and Sulfuric Acid.

1.32 “LCC Facility” shall mean the facilities at the Channelview South Complex owned by LCC from time to time.

1.33 “LCC’s Group” has the meaning given to such term in the SEPSA.

1.34 “Lease Agreement” has the meaning given to such term in the Recitals.

1.35 “Legal Requirements” has the meaning given to such term in the SEPSA.

1.36 “Member” has the meaning given to such term in the SEPSA.

1.37 “MMBtu” has the meaning given to such term in the SEPSA.

1.38 “Non SEPSA Period” means any time other than the SEPSA Period.

1.39 “Party” means CLI or LCC, as applicable, and “Parties” shall mean CLI and LCC.

1.40 “Permit” has the meaning given to such term in the SEPSA.

1.41 “Person” has the meaning given to such term in the SEPSA.

1.42 “Plant Air” has the meaning given to such term in Attachment A-12.

1.43 “Point of Delivery” means, with respect to a service, the point of delivery for such service set forth on the applicable Attachment for such service.

1.44 “ppm” means parts per million.

1.45 “Pro-Rata Share” shall mean, with respect to any Service Constraint Period, the percentage obtained by dividing (i) the estimated needs for such Specified Service of CLI during the estimated Service Constraint Period by (ii) the total estimated needs for such Specified Service of CLI, LCC and the other recipients of such Specified Service during such estimated Service Constraint Period, all as determined by LCC in its reasonable judgment in accordance with Section 2.3.

1.46 “Prudent Operator Standard” has the meaning given to such term in the SEPSA.

1.47 “psig” means pounds per square inch gauge.

1.48 “Raw Water” shall mean industrial grade, non potable water LCC purchased from the City of Houston, Texas or other Person in accordance with the specifications therefor set forth in the agreement between such Person and LCC or its Affiliate.

1.49 “Sanitary Sewage” has the meaning given to such term in Attachment A-7.

1.50 “SEPSA” has the meaning given to such term in the Recitals.

1.51 “SEPSA Period” means any time occurring on or after the Commencement Date (as defined in the SEPSA) to, but excluding, the date the SEPSA expires or is terminated.

1.52 “Service” has the meaning given to such term in Section 2.1.

1.53 “Service Constraint Period” means, with respect to a Service, a period of time in which LCC’s ability to deliver such Service is adversely affected for any reason.

1.54 “Service Production Facility” shall mean, with respect to a Service, the equipment, systems, facilities, improvements, fixtures and other property at the Channelview South Complex used in the provision of such Service in connection therewith.

1.55 “Services Charges” means, with respect to a month, the compensation for Services as computed under Article 3.

1.56 “Specified Service” means, the Services on Attachment A-1, Attachment A-2 or Attachment A-3 for Clarified Water, Demineralized Water or Boiler Feed Water, respectively.

1.57 “Taxes” means sales, value-added, consumption, use, and other similar taxes or charges, assessed by any Governmental Authority or quasi-regulatory body, which are incurred by LCC by performing the Services to be performed or in supplying the commodities to be provided by LCC hereunder, but excluding any income taxes, franchise taxes, ad valorem or other similar taxes.

1.58 “Waste Water” has the meaning given to such term in Attachment A-6.

1.59 “Water Treatment Facilities” shall mean the facilities owned and operated by LCC (or an Affiliate), in which Raw Water and/or Clarified Water is treated.

2.	SERVICES.

2.1 Services. Subject to the terms and conditions of this Agreement LCC, through its (or one of its Affiliate’s) employees, agents, contractors or independent third parties, shall provide to CLI for the CLI Facility the quantity of services described on Attachments A-1 through A-10 (each, a “Service”). At all times during the performance of Services, all persons performing Services who shall be in the employ and/or under the control of LCC (including agents, temporary employees and consultants) shall be construed as being independent from CLI and not as employees of CLI and shall not be entitled to any payment, benefit or perquisite directly from CLI on account of such Services. LCC shall not be required to perform Services hereunder that, in either Party’s judgment, conflict with any applicable Legal Requirement. CLI shall timely provide LCC with CLI’s plant standards, policies and procedures for the CLI Facility in connection with LCC’s provision of Services hereunder.

2.2 Pro Rata Supply of Services. Without limiting or otherwise relieving LCC’s obligation to provide Services hereunder in accordance with the provisions of this Agreement except as set forth in Section 11.14, during any Service Constraint Period, LCC will deliver to CLI (a) with respect to a Service Constraint Period for a Specified Service, CLI’s Pro Rata Share of such Specified Service, and (b) with respect to a Service Constraint Period for any other Service, an amount of such Service reflecting due regard for the estimated needs of CLI, LCC and the other recipients of such Service as determined by LCC in its reasonable judgment in accordance with Section 2.3.

2.3 Standard of Performance. All Services to be performed by LCC hereunder shall be performed in accordance with Prudent Operator Standards and applicable Legal Requirements. To the extent not inconsistent with Prudent Operator Standards and applicable Legal Requirements, LCC shall perform the Services for CLI with the same degree of care, skill and prudence that LCC customarily exercises in performing such Services for LCC’s own facilities at the Channelview South Complex.

2.4 Services for CLI; No Resale. For the avoidance of doubt, all of the Services provided by LCC hereunder shall be for CLI’s operations and use at the CLI Facility, and CLI may not resell, transfer, rent, use or provide such Services for any other facility of CLI or any other Person. For the avoidance of doubt and subject to Section 11.11, nothing contained herein shall affect CLI’s rights to sell Electricity (as defined in the SEPSA) and Steam (as defined in the SEPSA) to Persons other than LCC, to the extent not prohibited by the SEPSA.

2.5 Service for Instrument Air and Plant Air. CLI shall provide to LCC for the Channelview South Complex the services described on Attachments A-11 and A-12 for Instrument Air and Plant Air, respectively, in accordance with Prudent Operator Standards and applicable Legal Requirements.

2.6 Raw Water Delivery. CLI shall purchase at least the minimum amount of its treated industrial grade, non potable water from LCC required under the applicable Legal Requirements of the City of Houston, Texas. To the extent that CLI fails to purchase on a monthly average basis at least 25% of the maximum quantity of Clarified Water used in providing the Specified Services for eighteen (18) consecutive Months, and as a result the City of Houston, Texas reduces the Raw Water delivered to LCC or its Affiliate, then LCC may decrease the maximum quantity of Clarified Water used in providing the Specified Services to the average monthly average consumption by CLI during the last 18 month period.

3.	COMPENSATION MECHANISM.

CLI will pay LCC for each Service as set forth in the applicable Attachment.

4.	PAYMENT.

4.1 Submission of Statements.

(a) LCC shall submit a statement (“Statement”) to CLI on or before the 5th Business Day of each month for the Services Charges to be invoiced hereunder (instead of the Lease Agreement) for the preceding month.

(b) During the SEPSA Period, CLI shall submit a Statement to LCC on or before the 10th Business Day of each month for the amounts contemplated by Sections 14.2 and 14.3 of the SEPSA.

4.2 Payment of Statements.

(a) During the SEPSA Period and subject to Section 4.3, payments contemplated by Section 4.1 shall be made pursuant to Section 14.1 of the SEPSA.

(b) During the Non SEPSA Period, each Party shall pay all amounts owed by it pursuant to this Agreement in US dollars by wire transfer in immediately available funds to the account of the payee Party. If CLI and LCC each owe an amount on a Statement, then the Parties shall satisfy their payment obligations through netting pursuant to Section 4.5, in which case, subject to Sections 4.3 and 4.5, the Party owing the greater aggregate amount shall pay to the other Party the difference between the amounts owed. The net payment shall be made before the later of (i) the tenth (10th) day after receipt of the Statement under Section 4.1 and (ii) the twentieth day of the month in which such Statement is received.

(c) Any amounts pursuant to this Agreement that are not paid when due (and any overpayments), including any amounts in dispute, shall bear interest from the due date until the date of payment (or from the date of payment until the date of refund in the case of overpayments), at a rate per annum equal to the lesser of (i) the prime rate of interest as reported in The Money Rates table of The Wall Street Journal from time to time in effect and (ii) the Highest Lawful Rate. As used herein, “Highest Lawful Rate” means the maximum nonusurious interest rate, if any (or, if the context so requires, an amount calculated at such rate), that at any time or from time to time may be contracted for, taken, reserved, charged or received under applicable Legal Requirements.

4.3 Disputes. If (a) a Party disputes the correctness of a Statement (including as a result of omission of an amount owed by either Party) or (b) sufficient information was not received to enable the receiving Party to determine the accuracy of all or part of the Statement, it will nevertheless pay the undisputed portion of the Statement (meaning the amount that would be payable if the dispute were resolved in its favor), but, without prejudice to Section 4.2(c), need not pay the disputed portion, and will notify the other Party of the basis for the dispute as soon as practicable after becoming aware of the basis for the dispute. For the avoidance of doubt, payment upon any Statement shall not prejudice the right of either Party to question the propriety of any amounts thereon or omitted therefrom.

4.4 Taxes. This Agreement is considered a separate contract for purposes of Taxes. CLI shall timely pay all Taxes (and reimburse LCC for all Taxes it pays) incurred by LCC in providing Clarified Water, Demineralized Water, Boiler Feed Water, Fire Water, Sulfuric Acid, and those Services described on Attachments A-9 through A-10 (if any) and any Taxes (whether deemed to be owed by CLI or LCC) in providing Raw Water as contemplated hereby. Each Statement shall separately state in sufficient detail (including providing such detail through attachment of all third party invoices) the items in actual Services Charges invoiced as necessary for purposes of CLI being able to determine whether such items are subject to or exempt from Texas sales and use tax or other applicable taxes. LCC shall accept a direct pay or other exemption certificate from CLI in which case LCC shall not charge or seek reimbursement of any sales or use tax with respect to such items; provided LCC shall receive reimbursement from CLI for any sales and use tax LCC pays which in fact diminishes the corresponding liability of CLI for any tax with respect to such items. To induce LCC not to charge and collect Taxes with respect to the Services provided, CLI represents, warrants, and covenants that the Boiler Feed Water, Clarified Water, Demineralized Water, Sulfuric Acid and Raw Water supplied to CLI hereunder shall be used or consumed in the actual manufacturing or processing of Steam (as defined in the SEPSA, “Steam”) and/or Electricity (as defined in the SEPSA, “Electricity”) for ultimate sale and that the use or consumption of such water and acid is necessary and essential to such manufacturing or processing operations.

4.5 Netting; Set-Off. So long as the Parties have amounts due and owing to each other pursuant to this Agreement, the SEPSA (other than Section 7.4.3 or Section 2.2 of Exhibit I thereof) or the Lease Agreement, then each Party shall net against any such amounts it owes pursuant to any of such agreements (including by set-off, offset, combination of accounts, deduction, retention, counterclaim, recoupment or withholding across or within each or all of such agreements) any such amounts then due and owing to it pursuant to any of such agreements, which netting, during the SEPSA Period, shall be shown in full in each Statement delivered by CLI with reasonable back-up documentation detailing any netted payment. The netting provided herein is in addition to but without duplication of, and not in limitation of, any other right or remedy available to such Party (including any right of setoff, offset, combination of accounts, deduction, counterclaim, retention, recoupment or withholding), whether arising under this Agreement, the SEPSA, the Lease Agreement, any credit support document, or any other agreement, under applicable Legal Requirements, in equity, or otherwise.

4.6 Maintenance of Records and Audit Rights.

(a) Maintenance of Records. Each Party shall create the records reasonably necessary to substantiate all Statements and payments pursuant to, and compliance with, this Agreement. Each Party shall keep and maintain such records, and any other records relating to transactions under and administration of this Agreement otherwise created by such Party, from the date hereof until the expiration or termination of this Agreement and for four (4) years thereafter; provided, however, that a Party shall not be required to maintain such records for a period longer than ten (10) years from the calendar year in which such record was created and a Party shall be entitled to implement appropriate records retention policies of a shorter duration, subject to the consent of the other Party, such consent not to be unreasonably withheld. In the event a Party intends to no longer maintain any records within the scope of this Section 4.6(a), it shall first notify the other Party and give the other Party reasonable opportunity to copy such records.

(b) Audit Rights. From the date hereof until the expiration or termination of this Agreement and for four (4) years thereafter, each Party and its third-party or other representatives shall have the right, at its expense, upon reasonable notice and at reasonable times, to examine the books and records of the other Party to the extent reasonably necessary to verify the accuracy of any Statement or payment made pursuant to, or in compliance with, this Agreement. Each Party shall provide or cause to be provided all information that the other Party may reasonably request to substantiate all Statements and payments pursuant to, and in compliance with, this Agreement.

(c) Survival. This Section 4.6 shall survive the expiration or termination of the Agreement.

4.7 Access to Facilities. Each Party and its representatives shall, at reasonable times, have access to the other Party’s facility to observe and inspect the facility and the operation and maintenance thereof and to provide services hereunder. The Party requesting access shall provide the other Party reasonable advance notice thereof and shall use commercially reasonable efforts to not interfere with that Party’s activities and to cause all Persons visiting the facility on its behalf to comply with all of the applicable safety, health and other rules and requirements.

5.	TERM.

5.1 Expiration and Termination. This Agreement shall commence on January 1, 2007 and continue until (and shall terminate upon) the earlier to occur of (a) expiration or termination of the Lease Agreement for any reason (in which event this Agreement shall terminate automatically) and (b) termination in accordance with the terms of this Agreement.

5.2 Right of Termination.

(a) Except in accordance with Section 6.2(i), during the SEPSA Period, neither Party has the right to terminate this Agreement.

(b) During the Non SEPSA Period,

(i) CLI may terminate this Agreement upon prior written notice to LCC, such termination to become effective on the first anniversary of CLI delivering such written notice to LCC, which notice may be delivered during the SEPSA Period;

(ii) CLI may terminate (x) the Specified Services as a group or (y) any Service (other than a Specified Service), in each case upon prior written notice to LCC, such termination to become effective on the earlier to occur of (A) termination of this Agreement and (B) the first anniversary of CLI delivering such written notice to LCC, which notice may be delivered during the SEPSA Period; provided however that the Service Rent (as defined in the Lease Agreement) shall not be reduced as a result of any such termination; and

(iii) LCC may terminate the service for Instrument Air or Plant Air hereunder, upon prior written notice to CLI, such termination to become effective on the earlier to occur of (x) termination of this Agreement and (y) the first anniversary of LCC delivering such written notice to CLI, which notice may be delivered during the SEPSA Period.

6.	DEFAULT.

6.1 Events of Default. There shall be deemed to have occurred an event of default (an “Event of Default”) with respect to a Party (the “Defaulting Party”) upon the occurrence and during the continuance of any of the following events:

(i) CLI, as the Defaulting Party (or the CLI Guarantor), fails to pay any undisputed amount when due pursuant to this Agreement (or, in the case of the CLI Guarantor, the CLI Guaranty) and such failure is not cured within three (3) Business Days after receiving notice of such failure from the non-Defaulting Party;

(ii) the Defaulting Party (or in the case of CLI, the CLI Guarantor) fails to perform any obligation (other than those specifically addressed in Section 6.1(i)) under this Agreement (or, in the case of the CLI Guarantor, the CLI Guaranty) and such failure is material and not cured within twenty (20) Days after receiving notice of such failure from the non-Defaulting Party; provided, however, if such default is capable of being cured and the Defaulting Party is diligently seeking to cure such default, then such period of twenty (20) Days shall be extended for such time as is necessary to cure such default up to an additional period of twenty (20) Days (so that the cumulative cure period may be no longer than forty (40) Days); and

(iii) the Defaulting Party (or in the case of CLI, the CLI Guarantor) experiences a Bankruptcy Event.

6.2 Remedies. Upon the occurrence and during the continuation of any Event of Default, the non-Defaulting Party shall have the right to:

(i) terminate this Agreement;

(ii) suspend performance of its obligations hereunder;

(iii) seek specific performance of the obligations of the Defaulting Party hereunder;

(iv) offset any amounts the non-Defaulting Party owes to the Defaulting Party with any amounts due and owing by the Defaulting Party to the non-Defaulting Party in accordance with Section 4.5; and/or

(v) pursue legal action for damages (subject, for the avoidance of doubt, to the releases and the waivers, allocations and disclaimers of, and limitations on, liability or remedies or recourse set forth in this Agreement).

6.3 Remedies Cumulative. Subject, for the avoidance of doubt, to the releases and the waivers, allocations and disclaimers of, and limitations on, liability or remedies or recourse set forth in this Agreement, each right or remedy of the Parties provided for in this Agreement shall be cumulative of and shall be in addition to every other right or remedy provided for in this Agreement (including those set forth in Section 6.2) or available at law or in equity, and the exercise, or the beginning of the exercise, by a Party of any one or more of any such rights or remedies shall not preclude the simultaneous or later exercise by such Party of any or all other of such rights or remedies.

7.	TITLE; RISK OF LOSS; NON CONFORMING DELIVERABLES.

7.1 Title; Risk of Loss.

(a) LCC shall have title to, risk of loss for, and full responsibility for all LCC Deliverables unless and until passed to CLI according to the immediately following sentence. Title to, risk of loss for, and full responsibility for all LCC Deliverables delivered to CLI shall pass to CLI at the applicable Point of Delivery.

(b) CLI shall have title to, risk of loss for, and full responsibility for all CLI Deliverables unless and until passed to LCC according to the immediately following sentence. Title to, risk of loss for, and full responsibility for all CLI Deliverables delivered to LCC shall pass to LCC at the applicable Point of Delivery.

(c) CLI shall have title to, risk of loss for, and full responsibility for all Waste Water and Sanitary Sewage at all times whether before or after the applicable Point of Delivery. For the avoidance of doubt, neither title to, risk of loss for, nor any responsibility for Waste Water or Sanitary Sewage shall at any time pass to or reside with LCC.

7.2 Non Conforming Deliverables.

(a) In the event that LCC has tendered any LCC Deliverable that does not meet the specifications set forth in the applicable Attachment for such LCC Deliverable, CLI shall be entitled to, in its discretion, refuse delivery thereof and not pay for such nonconforming LCC Deliverable. For the avoidance of doubt, if CLI rejects a LCC Deliverable, the responsibility to dispose of the same shall remain with LCC, but, if CLI accepts a LCC Deliverable (whether or not it has knowledge of the specification failure), then it shall be responsible for its payment obligations to LCC hereunder in connection therewith, if any. However, LCC may deliver Demineralized Water to CLI in an out of specification condition to the extent received in an out of specification condition from CLI.

(b) In the event that CLI has tendered any CLI Deliverable that does not meet the specifications set forth in the applicable Attachment for such CLI Deliverable, LCC shall be entitled to, in its discretion, refuse delivery thereof and not pay for such nonconforming CLI Deliverable. For the avoidance of doubt, if LCC rejects CLI Deliverable, the responsibility to dispose of the same shall remain with CLI. However, CLI may deliver Demineralized Water to LCC in an out of specification condition to the extent received in an out of specification condition from LCC.

(c) In the event that CLI has tendered any Waste Water or Sanitary Sewage that does not meet the specifications set forth in the applicable Attachment therefor, LCC shall be entitled to, in its discretion, refuse delivery thereof. For the avoidance of doubt, regardless of whether LCC accepts or rejects delivery of Waste Water or Sanitary Sewage, full responsibility therefor shall remain with CLI.

8.	MEASUREMENT OF WATER TO BE DELIVERED.

8.1 Metering, Testing and Records. Each Party shall own, install, maintain, and operate proper instrumentation for the determination of the quantity and (if applicable) specifications of Clarified Water, Demineralized Water and Boiler Feed Water (the “Billing Commodities”) delivered hereunder to the extent such Billing Commodity is to be metered hereunder at points of metering located (in the case of CLI) at the CLI Site or (in the case of LCC) at the Channelview South Complex other than the CLI Site and the CLI Facility (such Party being the “Primary Metering Party”). The Parties shall mutually agree in writing upon the points of metering for each Billing Commodity and upon any changes to such points of metering. Provided it is operated and maintained in a manner that does not interfere with the performance of the Primary Metering Party or its metering instrumentation hereunder, the other Party (such Party being the “Secondary Metering Party”) may install its own instrumentation (“check instrumentation”) for maintaining information on the Billing Commodities being delivered to or from it, but, except as otherwise provided in this Agreement, the determination of the quantities and specifications of such items delivered to and from the Secondary Metering Party shall be made by the Primary Metering Party’s metering instrumentation. Each Party hereto shall have access to the other’s metering instrumentation, check instrumentation and site at reasonable hours upon reasonable prior notice, but the reading, calibrating, and adjusting thereof shall be done only by the Party owning such instrumentation. The Primary Metering Party shall verify or have an independent testing service satisfactory to the Secondary Metering Party and the Primary Metering Party verify the accuracy of its metering instrumentation at least once a quarter and shall give the Secondary Metering Party sufficient advance notice of any test of metering instrumentation so that the Secondary Metering Party may witness the test if it desires; however, if no representative of the other Party is present at the time specified, then the test may proceed as scheduled. As hereinabove provided in this Section 8.1, the Secondary Metering Party and the Primary Metering Party shall observe jointly any adjustments to the other’s instrumentation. At any time, either Party may request that the other Party test its metering or check instrumentation, whereupon the other Party promptly shall schedule such a test. The cost of such test shall be borne by the Party requesting the test unless the percentage of error is greater than one percent (1.0%), in which case the cost shall be borne by the Party owning the instrumentation. The records, magnetic tapes, and computer print-outs from the metering and check instrumentation shall remain the property of its owner, but upon request each shall submit to the other copies of its records, magnetic tapes, and computer print-outs, together with calculations therefrom, for inspection and verification, subject to return within 30 Days after receipt thereof, provided that the owner of such records, magnetic tapes, and computer print-outs shall not be required to retain same more than 12 months from the date same was originally made, unless relevant to a dispute between the parties hereto of which the owner then has notice. If, at any time, either the Primary Metering Party or the Secondary Metering Party observes a variation between the metering instrumentation and the check instrumentation, such Party promptly will notify the other of such variation and both parties will then cooperate to secure an immediate verification of the accuracy of such instruments. Except as otherwise provided in this Section 8.1, all costs pertaining to the metering and check instrumentation shall be at the expense of the Party owning and maintaining such instruments.

8.2 Metering Inaccuracies. If, upon any test, the percentage of inaccuracy of any of the above instruments is found to be less than one percent (1.0%) at the design calibration point of such instrument, previous records of such instrument shall be considered accurate in computing deliveries hereunder, but such instrument shall be adjusted at once to record correctly. If, upon any test, the percentage of error is found to be in excess of one percent (1.0%) at the design calibration point, the instrument shall be adjusted at once to record correctly and a retroactive billing adjustment and corresponding payment or credit by shall be made in the next billing month for the difference between the percentage of error and one percent (1.0%) back to the date the inaccuracy occurred. If such date is not ascertainable, a retroactive billing adjustment shall be made in the next billing month for one-half (1/2) of the time elapsed since the date of the previous test.

8.3 Secondary Sources of Determination. If, for any reason, a Party’s metering instrumentation is out of service so that the quantities and specifications of the commodity being metered cannot be ascertained or computed, the quantities and specifications of any such item delivered during the period such instrumentation is out of service shall be estimated by the Primary Metering Party on the basis of the best data available, starting in order of priority with:

(a) the Secondary Metering Party’s check instrumentation, if installed, calibrated, and accurately registering;

(b) by correcting the error if the percentage of error is ascertainable by calibration, tests, or mathematical calculation after the instrumentation is returned to service; or

(c) by estimating the quantities and specifications of the commodity being metered during the periods under similar conditions when the metering instrumentation was accurately operating;

provided, however, that if the Secondary Metering Party does not agree with the Primary Metering Party’s estimate and, if the Parties are unable to reach such agreement, such disagreement shall be finally and exclusively resolved by the Expert pursuant to Section 11.7(a).

9.	SERVICE MODIFICATIONS

9.1 Modification to Services. If a Party desires to modify a service provided hereunder, including any change to the quantity or description of a service, then the Parties shall attempt in good faith to reach agreement on the terms and conditions for such modification, including quantity and compensation.

9.2 Limitation of Services. Notwithstanding any other provision of this Agreement, (i) in no event shall LCC be obligated to (a) provide services other than the Services or (b) acquire additional property (including computer equipment, software, furniture, furnishings, fixtures, machinery, vehicles, tools and other tangible or intangible personal property) or incur additional expenses that LCC would not acquire or incur in the ordinary course of its business and, (ii) so long as the Services continue to be provided hereunder, neither this Agreement nor the provision of Services hereunder shall restrict LCC’s right or ability to sell, transfer, replace or otherwise dispose of any of its property, including any part of a Service Production Facility.

10.	REPRESENTATIONS

10.1 Representations of LCC. LCC represents that:

(a) it is duly organized and validly existing under the laws of Delaware, is qualified to do business and in good standing in the state of Texas, and has all requisite power, authority, and franchises, corporate or otherwise, to enter into this Agreement and perform its obligations hereunder;

(b) the execution, delivery, and performance of this Agreement have been duly authorized by LCC and are in accordance with its organizational instruments, and that this Agreement has been duly executed and delivered by an authorized representative of LCC;

(c) the execution, delivery, and performance of this Agreement do not and will not (i) result in a breach of, or constitute a default (or an event which with the giving of notice or the lapse of time or both would constitute a default) under, any agreement, lease, or instrument to which it is a party or by which it or its properties may be bound or affected, (ii) require any consent or approval of any owner of an equity interest in LCC or any holder (or any trustee for any holder) of any indebtedness or other contracted obligation of LCC or any other Person, except consents or approvals that have been obtained and are in full force and effect, (iii) violate any Legal Requirement or determination of an arbitrator or a court or other Governmental Authority except as could not reasonably be expected to result in a material adverse effect on LCC or its ability to perform its obligations hereunder or (iv) result in the creation or imposition of any Encumbrance (as defined in the SEPSA, “Encumbrance”) upon the LCC Facility other than this Agreement;

(d) no litigation, investigation, or other legal, administrative, or arbitration proceeding is pending or, to the best of its knowledge, threatened against it or any of its properties or revenues, existing or future, which if adversely determined could have a material adverse effect on its ability to perform its obligations hereunder;

(e) this Agreement constitutes a legal, valid, and binding obligation against it, enforceable in accordance with its terms except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by principles of equity;

(f) it has and covenants that it will maintain all Permits, releases, contracts and rights necessary for it to perform its obligations hereunder under this Agreement in all material respects;

(g) it has and will have sufficient rights, title, and interest in the Water Treatment Facilities to be able to perform its obligations under this Agreement; and

(h) it will have clear indefeasible title to Clarified Water, Demineralized Water, Boiler Feed Water, and all other material products it delivered to CLI as a part of the Services.

10.2 Representations of CLI. CLI represents that:

(a) it is duly organized and validly existing under the laws of Texas, is qualified to do business and in good standing in the state of Texas, and has all requisite power, authority, and franchises, corporate or otherwise, to enter into this Agreement and perform its obligations hereunder;

(b) the execution, delivery, and performance of this Agreement have been duly authorized by CLI and are in accordance with its organizational instruments, and that this Agreement has been duly executed and delivered by an authorized representative of CLI;

(c) the execution, delivery, and performance of this Agreement do not and will not (i) result in a breach of, or constitute a default (or an event which with the giving of notice or the lapse of time or both would constitute a default) under, any agreement, lease, or instrument to which it is a party or by which it or its properties may be bound or affected, (ii) require any consent or approval of any owner of an equity interest in CLI or any holder (or any trustee for any holder) of any indebtedness or other contracted obligation of CLI or any other Person, except consents or approvals that have been obtained and are in full force and effect, (iii) violate any Legal Requirement or determination of an arbitrator or a court or other Governmental Authority except as could not reasonably be expected to result in a material adverse effect on CLI or its ability to perform its obligations hereunder or (iv) result in the creation or imposition of any Encumbrance upon the CLI Facility other than this Agreement;

(d) no litigation, investigation, or other legal, administrative, or arbitration proceeding is pending or, to the best of its knowledge, threatened against it or any of its properties or revenues, existing or future, which if adversely determined could have a material adverse effect on its ability to perform its obligations hereunder;

(e) this Agreement constitutes a legal, valid, and binding obligation against it, enforceable in accordance with its terms except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by principles of equity;

(f) it has and covenants that it will maintain all Permits, releases, contracts and rights necessary for it to perform its obligations hereunder under this Agreement in all material respects; and

(g) it will have clear indefeasible title to Demineralized Water, Waste Water, Sanitary Sewage, Plant Air and Instrument Air, and all other material products it delivered to LCC hereunder.

11.	MISCELLANEOUS.

11.1 Construction. In construing this Agreement, the following principles shall be followed: (i) section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement; (ii) any rule of construction or interpretation requiring this Agreement to be construed or interpreted for or against any Party shall not apply to the construction or interpretation hereof; (iii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (iv) the plural shall be deemed to include the singular, and vice versa; (v) each gender shall be deemed to include the other gender; (vi) all annexes, attachments, exhibits and schedules referred to in this Agreement are incorporated into this Agreement and are an integral part of this Agreement; if a conflict or inconsistency exists between any annex, attachment, exhibit or schedule and this Agreement (excluding the annexes, attachments, exhibits and schedules), the provisions of this Agreement (excluding the annexes, attachments, exhibits and schedules) will control; if a conflict or inconsistency exists between or among the annexes, attachments, exhibits and schedules, the annex, attachment, exhibit or schedule dealing with the matter in more detail will control, (vii) any due date or deadline for payment, notice or election under this Agreement, if such due date or deadline falls on a date that is not a Business Day, then the deadline for such payment, notice or election will be extended to the next succeeding Business Day and (viii) all references to a particular Person shall include a reference to such Person’s successors and permitted assigns and, in the case of a Governmental Authority or other authority, any Person succeeding to its functions and capacities; (ix) any reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended, supplemented or otherwise modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof; (x) reference to any article, section, clause, recital, annex, attachment, exhibit or schedule means such article, section or clause of this Agreement or such recital, annex, attachment, exhibit or schedule to this Agreement, as the case may be, and references in any article, section, clause or definition to any article, section or clause means such article, section or clause of such article, section, clause or definition; (xi) reference to any law (including statutes and ordinances) means such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations, promulgated thereunder; (xii) “hereunder”, “hereof”, “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof or thereof; and (xiii) for the avoidance of doubt, any term defined herein by reference to the SEPSA shall have such meaning whether or not the SEPSA is then in force and effect.

11.2 Notices. Unless otherwise provided in this Agreement, any notice, consent or other communication required to be made under this Agreement shall be in writing and shall be personally delivered or sent by reputable courier service, by certified mail, or by facsimile to the person and the address or facsimile number, as applicable, set forth below or such other person, address or facsimile number as the receiving Party may from time to time designate by written notice in accordance with this Section 11.2:

If to LCC, to:

Lyondell Chemical Company

1221 McKinney, Suite 700

Houston, TX 77010 Facsimile: (713) 951-1603

Attention: Director of U.S. Industrial Gases and Utilities

With a copy to:

Lyondell Chemical Company

1221 McKinney, Suite 700

Houston, TX 77010 Facsimile: (713) 309-2143

Attention: General Counsel

If to CLI, to:

CoGen Lyondell

1000 Louisiana Street

Houston, TX 77002

Telecopy: (713) 767-8763

Telephone: (713) 767-8755

Attention: Jim Tharp

With a copy to:

Dynegy, Inc.

Attn: General Counsel

1000 Louisiana, Suite 5800

Houston, Texas 77002-5050

Facsimile: (713) 767-8508

All communications shall be deemed to have been duly given on (a) the date of receipt if delivered personally, (b) the date of transmission with confirmation (or, if such date is not a Business Day, the first Business Day following such date) if transmitted by facsimile, or (c) the date of delivery if sent by reputable courier service or certified mail, whichever shall first occur. As proof of such delivery, it shall be sufficient to produce a receipt showing personal service, the transmittal sheet confirming delivery to the proper person and facsimile number, the certified mail return receipt showing the correct address of the addressee and signed by the receiving Party or the receipt of a reputable courier service showing the correct address of the addressee.

11.3 Successors and Assigns; Third Party Beneficiaries; Assignment.

(a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.

(b) Nothing in this Agreement shall be construed to create any duty to, or standard of care with reference to, or any liability to, any Person not a Party to this Agreement, except the rights of the Group of each Party to the releases and the waivers, allocations and disclaimers of, and limitations on, liability or remedies or recourse set forth in this Agreement.

(c) Neither Party may Transfer (as defined in the SEPSA, “Transfer”) any of its rights and obligations under this Agreement except in connection with a Transfer to the same Person of its rights and obligations under the Lease Agreement that is not in violation of the Lease Agreement. Any CLI Facility Transfer or CLI Facility

Transfer Package (as such terms are defined in the SEPSA) that would otherwise not be subject to this Section 11.3(c) shall be subject to this Section 11.3(c), whether or not this Agreement is directly assigned. Any Transfer in violation of this Section 11.3 shall be void from the beginning and of no effect. To the extent LCC assigns its rights and obligations under this Agreement to any purchaser of all or substantially all of the LCC Facility (except an Affiliate of LCC), LCC shall be automatically relieved of its obligations under this Agreement.

11.4 No Amendment. No amendments, supplements, additions to, alterations or modifications of all or any part of this Agreement shall be of any effect, whether by course of dealing or otherwise, unless explicitly set forth in writing and executed by both Parties hereto. No waiver or consent hereunder shall be effective unless it is in writing and signed by the Party giving the waiver or consent. If the provisions of this Agreement and the provisions of any purchase order, order acknowledgment or Statement written in connection with this Agreement conflict, the provisions of this Agreement shall prevail.

11.5 No Waiver. The waiver by either Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The failure of either Party to require performance of any provision of this Agreement shall not affect either Party’s right to full performance thereof at any time thereafter.

11.6 Modification of Indexes. If any information needed for calculation of the HSC NG Index (1st of Month) or interest rate under Section 4.2(c) becomes discontinued, the Parties promptly shall initiate expedited good faith negotiations in respect of an appropriate replacement index or alternate pricing methodology for immediate implementation. If the Parties reach agreement on the terms of an appropriate replacement index or alternate pricing methodology, the Parties shall reduce the agreement to writing and make it part of this Agreement, whereupon such terms shall become binding upon the Parties. If the Parties are unable to reach such agreement, such disagreement shall be finally and exclusively resolved by the Expert pursuant to Section 11.7(a).

11.7 Dispute Resolution.

(a) Expert Disputes. Any dispute, controversy or Claim which may arise out of or in connection with this Agreement relating to the identification of a replacement index or alternative pricing methodology pursuant to Section 11.6 or the secondary source determination for metering instrumentation pursuant to Section 8.3 (in each case, an “Expert Dispute”) shall be finally and exclusively resolved by an expert acting as an expert and not an arbitrator (the “Expert”). The Expert shall be appointed by written agreement of the Parties within seven (7) Days after receipt by the non-disputing Party of the notice of Expert Dispute, failing which both Parties shall apply to the presiding authority of the American Arbitration Association for the appointment of the Expert. The Expert so chosen or appointed shall hear and determine any Expert Dispute within the purview of this Section 11.7(a) put to him by either Party and his determination shall be rendered within forty-five (45) Days after the non-disputing Party has received notice of an Expert Dispute identifying in writing the reasons for the decision, and such decision shall be final and binding (i.e., not subject to appeal) on the Parties. The expenses and fees of the Expert shall be equally shared by the Parties.

(b) Initial Resolution by the Parties and Executive Senior Management. Any dispute, controversy or Claim which may arise out of or in connection with this Agreement, other than an Expert Dispute (each a “Dispute”), shall be resolved by the Parties pursuant to the provisions of this Section 11.7(b) and Section 11.7(c) below. Either Party may initiate a dispute resolution meeting between the authorized representatives of the Parties by submitting a written notice to the other Party specifically identifying the complaining Party’s Dispute. The authorized representatives shall meet in person at a mutually agreed location no later than ten (10) Business Days after the non-complaining Party’s receipt of the notice of Dispute. If those authorized representatives of the Parties are unable to resolve the Dispute no later than ten (10) Business Days of such meeting, each Party shall refer the Dispute to a senior executive of its organization, which in the case of CLI shall also be a senior executive of the CLI Guarantor, who has not been involved with the Dispute and such senior executive shall meet with the other Party’s senior executive at a mutually agreed location no later than thirty (30) Business Days from the date of the initial meeting of the authorized representatives pursuant to the immediately preceding sentence in order to attempt to resolve the Dispute.

(c) Arbitration. Any Dispute that cannot be resolved between the Parties pursuant to Section 11.7(b), including any matter relating to the interpretation or construction of this Agreement, shall be finally and exclusively resolved by arbitration irrespective of the magnitude thereof, the amount in dispute or whether such dispute would otherwise be considered justiciable or ripe for resolution by any court or arbitration tribunal. This Agreement and the rights and obligations of the Parties shall remain in full force and effect pending the award in such arbitration proceeding. Each arbitration between the Parties shall be conducted in Houston, Texas. To the extent not inconsistent with the provisions hereof, such arbitration shall be conducted pursuant to the then applicable Commercial Arbitration Rules and Mediation Proceedings of the American Arbitration Association. The arbitration shall be conducted before a tribunal composed of three arbitrators, each of whom shall be neutral, independent and generally knowledgeable and possessing appropriate industry experience regarding the nature of the type of matter in dispute.

(d) Appointment of Arbitrators. Each Party shall appoint an arbitrator, obtain its appointee’s acceptance of such appointment and deliver written notification of such appointment and acceptance to the other Party within fifteen (15) Days after delivery of a notice of arbitration. The two (2) Party-appointed arbitrators shall jointly appoint the third arbitrator (who shall be the chairperson) and obtain the acceptance of such appointment and deliver written notification of such appointment to the Parties within fifteen (15) Days after their appointment and acceptance. If a Party fails to appoint its arbitrator within a period of fifteen (15) Days after receiving notice of the arbitration, or if the two (2) arbitrators appointed cannot agree upon the third arbitrator within a period of fifteen (15) Days after appointment of the second arbitrator, then such arbitrator shall be appointed by the American Arbitration Association or as otherwise agreed to by the Parties.

(e) Procedures. Within ten (10) Business Days after the completion of the selection of the arbitration tribunal in accordance with Section 11.7(d) (the “Arbitration Tribunal”), each of CLI and LCC shall deliver to the Arbitration Tribunal and to each other a notice setting forth each issue (the “Arbitration Tribunal Issue”) to be presented to the panel and the resolution of each Arbitration Tribunal Issue that it wishes the panel to reach on a word for word basis (a “Decision Proposal”), together with any information that it wishes for the panel to consider in connection with its resolution of the Arbitration Tribunal Issues. Within ten (10) Business Days after the providing of the Decision Proposals, a hearing of the Arbitration Tribunal with the Parties (the “Hearing”) shall take place at a mutually acceptable time and place. At such time, the Parties shall have the opportunity to discuss fully between themselves and the Arbitration Tribunal, the content of such Decision Proposal and the information presented by both Parties in connection therewith. Each Party shall have the opportunity to modify their respective Decision Proposals in any manner such Party wishes for any reason, including in reaction to the information presented at such Hearing. Any such modifications shall be discussed so that when a Party changes its Decision Proposal, it shall do so with full knowledge of the content of the other Party’s revised Decision Proposal. The finalization of such Decision Proposals shall take place at such Hearing unless the Parties agree otherwise. Except as otherwise set forth herein, the Arbitration Tribunal shall render its decision within five (5) Business Days after the Hearing. In reaching such decision with respect to each Arbitration Tribunal Issue, the Arbitration Tribunal shall be required to select the resolution with respect to such Issue set forth in the Decision Proposal by one of the Parties, and shall have no authority to reach any resolution not set forth in the Decision Proposal by one of the Parties. The Parties shall be entitled to no period for discovery, provided, however, that the Arbitration Tribunal may permit document discovery upon a showing of good cause. All direct testimony shall be offered by way of affidavit. The Party submitting an affidavit shall make the affiant available for cross-examination before the Arbitration Tribunal. The Parties waive any Claim to any Damages excluded by Section 11.12 and the Arbitration Tribunal is specifically divested of any power to award such Damages. All decisions of the Arbitration Tribunal shall be pursuant to a majority vote. Any interim or final award shall be rendered by written decision. The judgment of the Arbitration Tribunal shall be final and binding (i.e., not subject to appeal) on the Parties and that an arbitration award may be entered in any state or federal court having jurisdiction thereof.

(f) Other Remedies. Neither Party shall be precluded hereby from seeking, from the courts of any jurisdiction, provisional or equitable remedies of a type not then available pursuant to the arbitration rules set forth in Section 11.7(c), including without limitation, temporary restraining orders and preliminary or permanent injunctions, nor shall the pursuit of such provisional or equitable relief constitute a waiver or modification of such Party’s right to arbitration hereunder unless such waiver is expressed in writing and signed by such Party. In the event any Person not a Party to this Agreement shall commence any interpleader or similar action which either directly or indirectly raises issues which are subject to arbitration hereunder, the Parties shall seek a stay of such proceedings pending arbitration in accordance with this Agreement.

(g) Performance During Dispute. The Parties shall continue to perform their respective obligations under this Agreement during the pendency of any disagreement, including a good faith disagreement regarding the effectiveness or the purported termination of this Agreement.

11.8 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable in any jurisdiction, then, the Parties agree, to the fullest extent permitted by Legal Requirements, that the validity, legality and enforceability of the remaining provisions hereof in such or any other jurisdiction, and of such provision in any other jurisdiction, shall not in any way be affected or impaired thereby. With respect to the provision held invalid, illegal or unenforceable, the Parties will amend this Agreement as necessary to effect the original intent of the Parties as closely as possible.

11.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original but all of which, taken together, shall constitute only one legal instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart. The delivery of an executed counterpart of this Agreement by facsimile or “.pdf” attachment to email shall be deemed to be valid delivery thereof.

11.10 GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE A TEXAS CONTRACT AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.

11.11 INDEMNITIES, INSURANCE, LIABILITY AND REMEDIES.

(a) “KNOCK-FOR-KNOCK” INDEMNITIES.

(i) LCC’s “KNOCK-FOR-KNOCK” INDEMNITY. SUBJECT TO SECTION 11.11(B)(III), LCC SHALL FULLY INDEMNIFY AND DEFEND THE CLI GROUP FROM AND AGAINST ANY AND ALL DAMAGES (AS DEFINED IN THE SEPSA, “DAMAGES”) TO THE EXTENT ARISING FROM INJURY TO OR ILLNESS OR DEATH OF ANY EMPLOYEE OR AGENT OF ANY MEMBER OF THE LCC GROUP OR FROM ANY LOSS OF OR DAMAGE TO ANY PROPERTY OF ANY MEMBER OF THE LCC GROUP, EXCEPT TO THE EXTENT CAUSED OR CONTRIBUTED TO BY THE GROSS NEGLIGENCE OR THE WILLFUL MISCONDUCT OF THE CLI GROUP.

(ii) CLI’s “KNOCK-FOR-KNOCK” INDEMNITY. CLI SHALL FULLY INDEMNIFY AND DEFEND THE LCC GROUP FROM AND AGAINST ANY AND ALL DAMAGES TO THE EXTENT ARISING FROM INJURY TO OR ILLNESS OR DEATH OF ANY EMPLOYEE OR AGENT OF ANY MEMBER OF THE CLI GROUP OR FROM ANY LOSS OF OR DAMAGE TO ANY PROPERTY OF ANY MEMBER OF THE CLI GROUP, EXCEPT TO THE EXTENT CAUSED OR CONTRIBUTED TO BY THE GROSS NEGLIGENCE OR THE WILLFUL MISCONDUCT OF THE LCC GROUP.

(b) GENERAL INDEMNITIES. Except for Damages addressed in Section 11.11(a) of this Agreement:

(i) INDEMNITY BY CLI. CLI SHALL FULLY INDEMNIFY AND DEFEND THE LCC GROUP FROM AND AGAINST ANY AND ALL DAMAGES TO THE EXTENT

(A) ARISING FROM THE DEVELOPMENT, CONSTRUCTION, OWNERSHIP, OPERATION OR MAINTENANCE OF THE CLI FACILITY, EXCEPT DAMAGES THAT ARE WITHIN THE SCOPE OF SECTION 11.11(B)(II)(B)(II) OR 11.10(B)(II)(C),

(B) CAUSED OR CONTRIBUTED TO BY

(I) THE NEGLIGENCE OF THE CLI GROUP (EXCEPT DAMAGES THAT ARE WITHIN THE SCOPE OF SECTION 11.11(B)(II)(C)),

(II) GROSS NEGLIGENCE OR THE WILLFUL MISCONDUCT OF THE CLI GROUP OR

(III) CLI’S BREACH OF ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT (EXCEPT DAMAGES THAT ARE WITHIN THE SCOPE OF SECTION 11.11(B)(II)(C)),

(C) RELATING TO ANY LCC DELIVERABLE, CLI DELIVERABLE, WASTE WATER OR SANITARY SEWAGE DURING THE PERIOD THAT CLI HAS FULL RESPONSIBILITY FOR IT ACCORDING TO ARTICLE 7 OR RELATING TO THE SERVICES DESCRIBED ON ATTACHMENT A-9 AND/OR ATTACHMENT A-10 OR RELATING TO ANY QUALIFIED OPERATING AGREEMENT (AS DEFINED IN THE SEPSA), EXCEPT DAMAGES THAT ARE WITHIN THE SCOPE OF SECTION 11.11(B)(II)(B)(II), OR

(D) RELATING TO TAXES FOR WHICH CLI IS RESPONSIBLE ACCORDING TO SECTION 4.4, EXCEPT DAMAGES THAT ARE WITHIN THE SCOPE OF SECTION 11.11(B)(II)(B)(II) OR 11.10(B)(II)(B)(III).

(ii) Indemnity by LCC. SUBJECT TO SECTION 11.11(B)(III), LCC SHALL FULLY INDEMNIFY AND DEFEND THE CLI GROUP FROM AND AGAINST ANY AND ALL DAMAGES TO THE EXTENT

(A) ARISING FROM THE DEVELOPMENT, CONSTRUCTION, OWNERSHIP, OPERATION OR MAINTENANCE OF THE LCC FACILITY, EXCEPT DAMAGES THAT ARE WITHIN THE SCOPE OF SECTION 11.11(B)(I)(B) OR 11.10(B)(I)(C),

(B) CAUSED OR CONTRIBUTED TO BY

(I) THE NEGLIGENCE OF THE LCC GROUP (EXCEPT DAMAGES THAT ARE WITHIN THE SCOPE OF SECTION 11.11(B)(I)(C)),

(II) THE GROSS NEGLIGENCE OR THE WILLFUL MISCONDUCT OF THE LCC GROUP OR

(III) LCC’S BREACH OF ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT (EXCEPT DAMAGES THAT ARE WITHIN THE SCOPE OF SECTION 11.11(B)(I)(C)) OR

(C) RELATING TO ANY LCC DELIVERABLE OR CLI DELIVERABLE DURING THE PERIOD THAT LCC HAS FULL RESPONSIBILITY FOR IT ACCORDING TO ARTICLE 7, EXCEPT DAMAGES THAT ARE WITHIN THE SCOPE OF SECTION 11.11(B)(I)(B)(II).

(iii) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT, UNDER LEGAL REQUIREMENTS OR OTHERWISE TO THE CONTRARY, NEITHER OF THE PARTIES SHALL BE RESPONSIBLE OR LIABLE FOR ANY DAMAGES THAT ARISE AS A RESULT OF OR RELATE TO THE PROVISION OF SERVICES UNDER THIS AGREEMENT THAT CUMULATIVELY ARE IN EXCESS OF US$1,000,000, WHETHER APPLIED TO ANY SINGLE CLAIM OR CLAIMS THAT MAY ARISE OR BE ASSERTED, IN THE AGGREGATE.

(c) Indemnification Procedures.

(i) In order for a Person (the “Indemnified Person”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Third Party Claim, such Indemnified Person must notify the indemnifying Party (the “Indemnifying Person”) in writing (including copies of all papers served or delivered with respect to such Claim) of the Third Party Claim promptly following receipt by such Indemnified Person of written notice of the Third Party Claim, which notice shall describe in reasonable detail the nature of the Third Party Claim, an estimate of the amount of Damages attributable to the Third Party Claim to the extent feasible and the basis of the Indemnified Person’s request for indemnification hereunder; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Person shall have been actually prejudiced as a result of such failure (except that the Indemnifying Person shall not be liable for any expenses incurred during the period in which the Indemnified Person failed to give such notice). Thereafter, the Indemnified Person shall deliver to the Indemnifying Person, promptly following the Indemnified Person’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Person relating to the Third Party Claim.

(ii) If a Third Party Claim is made against an Indemnified Person, the Indemnifying Person shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Person, provided that such counsel is not reasonably objected to by the Indemnified Person. Should the Indemnifying Person so elect to assume the defense of a Third Party Claim, the Indemnifying Person shall diligently defend such Third Party Claim and shall not be liable to the Indemnified Person for any legal expenses incurred by the Indemnified Person after such assumption by the Indemnifying Party in connection with the defense thereof. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person, it being understood that the Indemnifying Person shall control such defense. The Indemnifying Person shall be liable for the fees and expenses of counsel employed by the Indemnified Person for any period during which the Indemnifying Person has not assumed the defense thereof (other than during any period in which the Indemnified Person shall have failed to give notice of the Third Party Claim as provided above). If the Indemnifying Person chooses to defend a Third Party Claim, the Indemnified Person shall cooperate in the defense thereof. Such cooperation shall include the retention and (upon the Indemnifying Person’s request) the provision to the Indemnifying Person of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Provided the Indemnifying Person elects to defend the Third Party Claim and is diligently defending or settling such Claim, the Indemnified Person shall not assert in any such proceedings or otherwise any Claim (including counterclaim or cross-claim) against the Indemnifying Person or its Affiliates for indemnification or otherwise until the Third Party Claim is resolved by final judgment or settlement and any related Claims of the Indemnifying Party and its Affiliates against its insurers or other Persons (except the Parties and their Affiliates) for payment or reimbursement of all or part of the costs of the Third Party Claim and resulting Damages are finally resolved by judgment or settlement. Whether or not the Indemnifying Person assumes the defense of a Third Party Claim, unless required under applicable Legal Requirements, the Indemnified Person shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Person’s prior written consent (which consent shall not be unreasonably withheld). If the Indemnifying Person assumes the defense of a Third Party Claim, the Indemnified Person shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Person may recommend and that by its terms obligates the Indemnifying Person to pay the full amount of the liability and be responsible for all obligations in connection with such Third Party Claim, which releases the Indemnified Person completely in connection with such Third Party Claim; provided that such release shall in form and substance reasonably acceptable to Indemnified Party. Notwithstanding the foregoing, the Indemnifying Person shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Person in defending such Third Party Claim) if the Third Party Claim seeks and has a reasonable prospect of obtaining an order, injunction or other equitable relief against the Indemnified Person that the Indemnified Person reasonably determines, after conferring with its outside counsel, cannot be separated from any related Claim for money Damages. If such equitable relief portion of the Third Party Claim can be so separated from that for money Damages, the Indemnifying Person shall be entitled to assume the defense of the portion relating to money Damages.

(iii) After it has been determined, by acknowledgment, agreement or dispute resolution provided for herein, that the Indemnifying Person is liable to the Indemnified Person under this Section 11.11(c)(iii), the Indemnifying Person shall pay or cause to be paid to the Indemnified Person the amount of the Damage within ten (10) Business Days of delivery of a notice reasonably itemizing the amount of the Damage.

(iv) The indemnities contained in Section 11.11 shall survive the termination and liquidation of the Indemnifying Person.

(v) Subject to this Section 11.11, in the event of any payment by or on behalf of the Indemnifying Person to an Indemnified Person in connection with any Damage, the Indemnifying Person shall be subrogated to and shall stand in the place of the Indemnified Person as to any events or circumstances in respect of which the Indemnified Person may have any right or Claim against any Person (except the Parties and their Affiliates) relating to such event or indemnification. The Indemnified Person shall cooperate with the Indemnifying Person (or such guarantor) in any reasonable manner in prosecuting any subrogated Claim.

(vi) In the event any Indemnified Person should have a Claim against any Indemnifying Person under Section 11.11 that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Person, the Indemnified Person shall deliver written notice of such Claim with reasonable promptness to the Indemnifying Person which notice shall describe in reasonable detail the nature of the Claim, an estimate of the amount of Damages attributable to such Claim to the extent feasible and the basis of the Indemnified Person’s request for indemnification hereunder. The failure by any Indemnified Person so to notify the Indemnifying Person shall not relieve the Indemnifying Person from any liability that it may have to such Indemnified Person under Section 11.11, except to the extent that the Indemnifying Person demonstrates that it has been actually prejudiced by such failure (except that the Indemnifying Person shall not be liable for any expenses incurred during the period in which the Indemnified Person failed to give such notice). If the Indemnifying Person disputes its liability with respect to such Claim, the Indemnifying Person and the Indemnified Person shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved in accordance with the dispute resolution procedures provided for herein.

(vii) Each Party (the employer Party) shall, after consultation with the other Party, control the court proceedings relating to any Claims made by an employee of the employer Party (“Employee Claim”) against any Person in either Party’s Group (whether CLI’s Group or LCC’s Group). After the conclusion of any such proceeding, the employer Party may then seek to determine the extent to which it may be indemnified under Section 11.11.

(d) INSURANCE AND WAIVER OF SUBROGATION. DURING THE TERM OF THIS AGREEMENT EACH PARTY, AT ITS SOLE COST AND EXPENSE, SHALL PROCURE AND MAINTAIN, IN FULL FORCE AND EFFECT THE INSURANCE COVERAGES WITH THE MINIMUM COVERAGES, LEVELS, LIMITS AND CONDITIONS SET FORTH IN EXHIBIT F TO THE LEASE AGREEMENT. THE INDEMNITY PROVISIONS SET FORTH IN THIS AGREEMENT SHALL NOT BE CONSTRUED TO RELIEVE ANY INSURER OF ITS OBLIGATION TO PAY CLAIMS CONSISTENT WITH THE PROVISIONS OF A VALID INSURANCE POLICY. TO PREVENT DOUBLE RECOVERY FOR A CLAIM, THE INDEMNIFIED PERSON WILL REIMBURSE THE INDEMNIFYING PARTY FOR PAYMENTS OR COSTS INCURRED IN AN INDEMNITY CLAIM WITH THE PROCEEDS OF ANY JUDGMENT, INSURANCE, BOND, SURETY OR OTHER RECOVERY BY THE INDEMNIFIED PERSON FOR THE INDEMNIFIED CLAIM. EACH PARTY WILL CAUSE ITS RESPECTIVE INSURERS TO WAIVE ALL EXPRESS AND IMPLIED RIGHTS OF SUBROGATION AGAINST THE OTHER PARTY AND THE OTHER PARTY’S GROUP TO THE EXTENT AND SCOPE OF LIABILITIES ASSUMED UNDER THIS AGREEMENT.

(e) EXPRESS NEGLIGENCE. THE INDEMNITIES, THE RELEASES AND THE WAIVERS, ALLOCATIONS AND DISCLAIMERS OF, AND LIMITATIONS ON, LIABILITY OR REMEDIES OR RECOURSE SET FORTH IN THIS AGREEMENT SHALL, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED, APPLY NOTWITHSTANDING THE STRICT LIABILITY OR NEGLIGENCE (INCLUDING GROSS NEGLIGENCE), WHETHER SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE, OR WILLFUL MISCONDUCT OF THE PERSON THAT IS THE BENEFICIARY THEREOF OR WHETHER DAMAGES ARE ASSERTED IN CONTRACT, IN TORT, IN WARRANTY, BY STATUTE OR OTHERWISE.

(f) Exchanged Information. Each Party (the “Providing Party”) expressly disclaims, and the other Party (the “Obtaining Party”) confirms that neither it nor any Member of its Group is taking any actions (including entering into this Agreement) in reliance upon, any representations or warranties, express or implied, from the Providing Party or any of Member of its Group as to the adequacy, accuracy or completeness of, or otherwise in respect of, any of the information (whether written or oral) provided or made available to, or jointly developed with, the Obtaining Party or any Member of its Group (including any projections or estimates contained therein) from time to time before and on the date hereof, including the due diligence report prepared jointly by the Parties and referenced in Section 21.8 of the SEPSA and any consensus reached, ideas discussed, solutions considered or statements made by the Operating Committee (as defined in the SEPSA) or any member thereof (collectively, the “Exchanged

Information”). Each Party represents and warrants that it and its Group are sophisticated and experienced in matters relating to the subject of the Exchanged Information and have made their own independent evaluation of the Exchanged Information based on their own judgment. Any actions taken by a Party or any of its Group in reliance on the Exchanged Information shall be at its own risk, and the provision or receipt of the Exchanged Information shall not limit, otherwise relieve or otherwise affect any of the Parties’ obligations under this Agreement. The representations and warranties expressly set forth in this Agreement, the Lease Agreement or the SEPSA shall not be considered Exchanged Information.

(g) COVENANT NOT TO SUE. EACH PARTY HEREBY EXPRESSLY WAIVES AND AGREES NOT TO ASSERT, AND SHALL CAUSE ITS GROUP NOT TO ASSERT, ANY RIGHTS, REMEDIES OR RECOURSE AGAINST THE OTHER PARTY OR ITS GROUP THAT HAS BEEN RELEASED, WAIVED OR OTHERWISE LIMITED (OR ALLOCATED AWAY FROM THE OTHER PARTY OR ITS GROUP) IN THIS AGREEMENT.

11.12 CONSEQUENTIAL DAMAGES. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY NOR ITS GROUP SHALL BE LIABLE UNDER, OR WITH RESPECT TO THE SUBJECT MATTER OF, THIS AGREEMENT OR OTHERWISE ARISING OUT OF OR RELATING TO THIS AGREEMENT FOR EXEMPLARY, SPECIAL, PUNITIVE, TREBLE, INDIRECT, REMOTE, SPECULATIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS (EXCEPT TO THE EXTENT THAT ANY DIRECT, ACTUAL DAMAGES INCLUDE AN ELEMENT OF PROFIT); PROVIDED, HOWEVER, THAT THIS SENTENCE SHALL NOT APPLY TO DAMAGES IN RESPECT OF WHICH, BUT FOR THIS SENTENCE, THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS AGREEMENT WOULD APPLY TO THE EXTENT THAT THE INDEMNIFYING PARTY WOULD RECEIVE INSURANCE PROCEEDS IN RESPECT OF SUCH CLAIM FOR INDEMNIFICATION.

11.13 WARRANTIES OR GUARANTEES; SUITABILITY OF SERVICES. WARRANTY DISCLAIMERS. EACH PARTY ACKNOWLEDGES, UNDERSTANDS AND AGREES THAT IT HAS ENTERED INTO THIS AGREEMENT AND WILL BE RECEIVING (IN THE CASE OF LCC) CLI DELIVERABLES AND (IN THE CASE OF CLI) LCC DELIVERABLES AND THE SERVICES PROVIDED UNDER THIS AGREEMENT BASED SOLELY ON THE EXPRESS REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT (IF ANY) AND THAT THERE ARE NO REPRESENTATIONS OR WARRANTIES THAT EXTEND BEYOND THOSE IN THIS AGREEMENT. SUBJECT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT (IF ANY), LCC ACCEPTS ALL CLI DELIVERABLES PROVIDED UNDER THIS AGREEMENT, AND CLI ACCEPTS ALL LCC DELIVERABLES AND THE SERVICES PROVIDED UNDER THIS AGREEMENT, “AS IS,” “WHERE IS” AND “WITH ALL FAULTS.” THE PARTIES DISCLAIM AND WAIVE ANY OTHER REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THIS AGREEMENT, THE LCC DELIVERABLES, CLI DELIVERABLES, AND THE SERVICES PROVIDED UNDER THIS AGREEMENT, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE PARTIES ACKNOWLEDGE THAT LCC IS NOT GUARANTEEING, WHETHER IN COMBINATION WITH OTHER SERVICES OR INPUTS OR OTHERWISE, (1) THE QUALITY OR

LEVEL OF PRODUCTION FROM THE CLI FACILITY, (2) THE ACHIEVEMENT OF ANY OTHER PARTICULAR OPERATING OR FINANCIAL RESULTS OF THE CLI FACILITY, (3) THE VALUE OR UTILITY OF THE SERVICES TO CLI OR THE CLI FACILITY OR (4) THE QUALITY OR LEVEL OF OTHER SERVICES AND INPUTS NEEDED TO MAINTAIN OR REACH ANY DESIRED LEVEL OF PRODUCTION, OPERATING EFFICIENCY, SAFETY OR OTHER MEASUREMENT OF PERFORMANCE. THE PARTIES ACKNOWLEDGE THAT THE STATEMENTS SET FORTH IN THIS SECTION 11.13 CONSTITUTE A CONSPICUOUS LEGEND.

11.14 RAW WATER. CLI RECOGNIZES THAT THE RAW WATER NECESSARY FOR LCC TO PROVIDE THE SPECIFIED SERVICES OR OTHER WATER RELATED SERVICES IS ACQUIRED BY LCC OR ONE OF ITS AFFILIATES FROM THE CITY OF HOUSTON. ACCORDINGLY, CLI SHALL, UPON LCC’S REQUEST, PROVIDE LCC AND ANY APPLICABLE GOVERNMENTAL AUTHORITY OF THE CITY OF HOUSTON ALL DOCUMENTS, RECORDS AND ASSISTANCE THAT SUCH PERSON REASONABLY DEEMS NECESSARY TO DETERMINE CLI’S COMPLIANCE WITH (WITH WHICH CLI SHALL COMPLY) THE LEGAL REQUIREMENTS IMPOSED ON LCC OR ITS AFFILIATES OR ANY INDIRECT USER OF RAW WATER IN CONNECTION WITH THE RECEIPT OF SUCH RAW WATER, INCLUDING CLI’S COMPLIANCE WITH SECTION 2.6. FOR THE AVOIDANCE OF DOUBT, LCC SHALL BE RELIEVED OF ITS OBLIGATIONS, AND NOT LIABLE, TO CLI FOR WATER USED OR DELIVERED (OR TO BE USED OR DELIVERED) HEREUNDER, AND/OR ANY SERVICES RELATED THERETO TO THE EXTENT LCC DOES NOT RECEIVE (OR REJECTS IN ACCORDANCE WITH THE CITY OF HOUSTON CONTRACT) SUFFICIENT RAW WATER FOR ANY REASON. IF SUFFICIENT RAW WATER IS NOT AVAILABLE TO PROVIDE THE SPECIFIED SERVICES, THEN LCC SHALL REDUCE THE SPECIFIED SERVICES ON A PROPORTIONATE BASIS IN THE SAME PROPORTION AS RAW WATER DELIVERIES ARE REDUCED FROM THE CITY OF HOUSTON.

11.15 Confidentiality.

(a) Nondisclosure of Confidential Information. Confidential Information (as defined in Section 11.15(c)) shall be kept strictly confidential by the Party receiving Confidential Information (“Receiving Party”) from the other Party (“Disclosing Party”); provided, however, that a Receiving Party may disclose Confidential Information to any of its or its affiliates’ partners, directors, officers, employees, agents, contractors, potential investors or purchasers, lenders, representatives, and professional advisors, including legal counsel, financial advisors, and accountants (collectively, “Confidential Information Recipients”). The Receiving Party agrees that any of its Confidential Information Recipients will be informed of the confidential or proprietary nature of the Confidential Information and shall be required to abide by the Receiving Party’s obligations hereunder and that the Receiving Party shall be responsible for and shall take reasonable measures to prevent any unauthorized use or disclosure of Confidential Information by any of its Confidential Information Recipients. The Parties acknowledge that they are aware, and they will advise their Confidential Information Recipients, that securities laws may prohibit any person who has material, non-public information about an issuer of securities from purchasing or selling securities of such issuer or from communicating such information to any third person.

(b) Compelled Disclosure. Receiving Party may also disclose Confidential Information to any third party to whom Receiving Party is or becomes legally compelled by any governmental, judicial, or regulatory authority with jurisdiction to disclose Confidential Information (e.g., by order, deposition, interrogatory, civil investigative demand, request for documents, subpoena, or similar process or rule of procedure, or by statute, rule, or regulation, or other legal requirement), but only to the extent disclosure is required. In the event Receiving Party is required to disclose Confidential Information under the foregoing circumstances, Receiving Party shall give prompt notice of the existence, terms, and circumstances surrounding such requirement to Disclosing Party so that Disclosing Party may seek, at its sole cost and expense, a protective order or other relief in the appropriate forum and/or waive compliance by Receiving Party with the terms of this Agreement.

(c) Definition of Confidential Information. As used herein, the term “Confidential Information” includes without limitation, all confidential or proprietary documents, including this Agreement, the Lease Agreement and the SEPSA; reports; memoranda; analyses; compilations; summaries; trade secrets; project descriptions; design drawings; computer programs and models and the inputs thereto and outputs therefrom; studies; scientific, engineering, technical, commercial, financial, process or economic data or information; financial and other projections, statements, and results; information pertaining to project-related costs, expenses and operating and maintenance history; pricing proposals; cost analyses; test results; research and business strategies, information received from a third party; and contract proposals and contract terms. Confidential Information may be in any form whatsoever, including, without limitation, writings, computer code or programs, logic diagrams, component specifications, drawings, or other media, and may be written or in verbal form. Notwithstanding the foregoing, Confidential Information shall not include any information (or any portion thereof) received by Receiving Party from the Disclosing Party which: (a) is now in the public domain, or which later enters the public domain, through no action by the Receiving Party or its Confidential Information Recipients in violation of this Agreement; (b) Receiving Party can demonstrate was already in its possession at the time of its disclosure hereunder, and which was not acquired, directly or indirectly, from Disclosing Party on a confidential basis; (c) was independently developed by the Receiving Party without reference to, or the use of, any Confidential Information; (d) was lawfully received from any source other than Disclosing Party under circumstances not involving, to Receiving Party’s knowledge, any breach of any confidentiality obligation; or (e) was approved for disclosure or release by the Receiving Party by written authorization from Disclosing Party. Specific information shall not be deemed to be within the exceptions of subparts (a) through (e) above merely because such information is embraced by more general information within such exceptions.

(d) Return of Confidential Information. Confidential Information will remain the property of the Disclosing Party. The written Confidential Information, or any copies thereof, including any Confidential Information that may be found in drafts, notes, compilations, studies, synopses, or summaries, or other documents prepared by or for a Receiving Party or its Confidential Information Recipients, will, at the option of the Receiving Party, be returned to the Disclosing Party as promptly as practicable, but in no event later than thirty (30) Days from the date such request is received. In lieu of returning the Confidential Information as provided herein, Receiving Party may destroy all Confidential Information provided by, and shall certify in writing such destruction to, the Disclosing Party. Notwithstanding the return or destruction of the Confidential Information, Receiving Party shall continue to be bound its obligations hereunder for the duration of the term hereof; provided, however, that Receiving Party may retain one copy of any such materials provided to the management, counsel and/or board of directors of Recipient, provided that such materials shall be retained for archival purposes only and shall remain subject to the disclosure and use restrictions set forth herein.

(e) Remedies. Receiving Party acknowledges and agrees that, without prejudice to any other right and remedy available to Disclosing Party, Disclosing Party shall be entitled to injunctive relief and specific performance of the terms hereunder and to recover all reasonable costs and expenses, including attorneys’ fees and other legal costs, from Receiving Party if there is a breach or threatened breach of any of the provisions of this Agreement by Receiving Party. In the event of any breach or threatened breach hereof, and in addition to any and all other remedies available to Disclosing Party at law or in equity, Disclosing Party shall be entitled to injunctive and other equitable relief, and Receiving Party shall not plead in defense thereto that there would be an adequate remedy at law. Receiving Party agrees to indemnify and hold Disclosing Party harmless from any damages, losses, costs or liabilities (including reasonable legal fees and the reasonable cost of enforcing this indemnity) arising out of or resulting from a breach by it or its Confidential Information Recipients of this Section 11.15.

(f) Duration. The provisions of this Section 11.15 shall survive the expiration or early termination of this Agreement for a period of two (2) years after such date.

11.16 Force Majeure.

(a) Definition. “Force Majeure” means any cause or event beyond the reasonable control of the claiming Party and not due to the fault or negligence of the claiming Party that, despite diligent efforts to avoid or overcome, prevents the claiming Party from performing its obligations under this Agreement. Force Majeure shall not include: (a) CLI’s ability to sell Other CLI Services (as defined in the SEPSA, “Other CLI Services”) at a price greater than the applicable price for Electricity or Steam (as those terms are defined in the SEPSA) or any similar economic considerations or changes in market conditions; (b) late delivery or non-delivery of machinery, equipment, spare parts or consumables for the CLI Facility or LCC Facility, except to the extent resulting from a cause or event described in the first sentence of this Section 11.16(a); or (c) failure of contractors, suppliers or customers to comply with performance requirements of their contracts, except to the extent such contractors, suppliers or customers, if they were a party hereto, would be able to claim Force Majeure for the same. The settlement of strikes or lockouts shall be entirely within the discretion of the Party claiming a Force Majeure, and neither Party shall be required to settle strikes or lockouts or accede to the demands of opposing parties when such course is not advisable in the discretion of the Party claiming a Force Majeure.

(b) Invocation and Effect of Force Majeure. If either Party is unable to perform, wholly or in part, any of its obligations under this Agreement because of Force Majeure, such Party will be excused from such performance to the extent such inability is due to Force Majeure, provided that (a) the non-performing Party shall give the other Party notice as promptly as practicable specifying the details of the Force Majeure, (b) if the effects of the Force Majeure continue for more than thirty (30) Days, the non-performing Party shall give the other Party notice every thirty (30) Days detailing the status of its efforts to resume performance and the estimated date thereof, (c) the excuse of performance shall be of no greater scope and of no longer duration than reasonably required by the Force Majeure, (d) the non-performing Party proceeds diligently to remedy its inability to perform and (e) when the non-performing Party is able to resume performance, it gives the other Party notice to that effect. For the avoidance of doubt, if the non-performing Party fails to give timely notice as required by clauses (a) and (b) of the immediately preceding sentence, (x) in the case of clause (a) the excuse for its non-performance shall not begin or, (y) in the case of clause (b), the excuse for its nonperformance shall be discontinued, in each case until it has given notice.

11.17 No Association, Partnership or Joint Venture. This Agreement (individually or collectively with any other Material Project Document (as defined in the SEPSA)) shall not be interpreted or construed to (a) create an association, joint venture or partnership between the Parties or impose any partnership obligation or liability on either Party, or (b) create any agency relationship between the Parties or impose any fiduciary duty of any kind on either Party, (c) create a trust or impose any trust obligations of any kind on either Party, or (d) constitute a lease of Property of any kind. Each Party is an independent contractor of the other Party in the provision of services hereunder. Neither Party shall have any right, power or authority to enter into any agreement or undertaking for, or act on behalf of, or act as or be an agent or representative of, or otherwise bind, the other Party. Each Party waives any and all rights that it may otherwise have under applicable Legal Requirements (including legal precedents) to make any Claim or take any action against the other Party or any of Members of its Group in respect of this Agreement based on any theory of agency, fiduciary duty or other special standard of care.

11.18 Further Assurances. From time to time, each Party agrees to execute and deliver such additional documents, and will provide such additional information and assistance as the other Party may reasonably require to carry out the terms of this Agreement.

11.19 Annual Specified Service Estimate and Relevant LCC Turnarounds.

(a) Within fifteen (15) Days prior to January 1 of each year during the term hereof, CLI shall provide LCC, in writing, its good faith estimate (the “Annual Specified Service Estimate”), covering each the next twelve (12) Months, of CLI’s demands for each Specified Service.

(b) Between sixty (60) and ninety (90) Days before the beginning of each calendar year during the term hereof, LCC shall provide CLI a schedule (the “Annual Relevant LCC Turnaround Schedule”) of the major maintenance of the Service Production Facility or any other portion of the LCC Facility to the extent such maintenance could adversely affect its ability to provide Services hereunder (each, a “Relevant LCC Turnaround”) for the upcoming calendar year during the term hereof and a good faith estimate of the Annual Relevant LCC Turnaround Schedule for each of the two calendar years, if any, during the term hereof following the upcoming calendar year. The Annual Relevant LCC Turnaround Schedule (i) will specify (a) the Days on which the Relevant LCC Turnarounds are expected to take place and (b) a description of the cleaning, other maintenance, upgrade or overhaul activities expected to be performed and the facilities and equipment expected to be affected by the Relevant LCC Turnarounds and (b) during the SEPSA Period may be included as part of the Annual LCC Maintenance Schedule (as defined in the SEPSA).

(c) Each Party will use commercially reasonable efforts to cooperate with the other Party to schedule, as applicable, Relevant LCC Turnarounds and CLI’s demands for each Specified Service. For the avoidance of doubt, each Party acknowledges, understands and agrees that, except as set forth in the last sentence of Section 11.5.1 of the SEPSA, the other Party shall have the right to schedule its respective maintenance activities (including changes thereto) in its sole discretion, and that such scheduling will be based on factors and market circumstances that are different from the circumstances taken into consideration by the other Party and its scheduling of the maintenance activities at its own facility.

11.20 Termination of Existing Water Arrangements. Simultaneously with the execution and delivery of this Agreement, CLI and LCC shall, and LCC shall cause Equistar Chemicals to, execute and deliver the Existing Water Termination Agreement.

11.21 Entire Agreement. This Agreement together with the SEPSA and the Lease Agreement represents the final and mutual understanding of the Parties concerning its subject matter. It replaces and supersedes any prior agreements or understandings, whether written or oral. No representations, inducements, promises, or agreements, oral or otherwise, have been relied upon or made by any party hereto, or anyone on behalf of a Party, that are not fully expressed in this Agreement.

11.22 Survival of Obligations. Neither termination nor expiration of this Agreement shall relieve the Parties of any undischarged liability in respect of the period on and prior to that termination or expiration. The liabilities described in the immediately preceding sentence, each other provision thereof that is expressly stated to survive and the indemnities, the releases and the waivers, allocations and disclaimers of, and limitations on, liability or remedies or recourse set forth in this Agreement, together with any other provisions of this Agreement to the extent relating to any of the foregoing (including to the discharge and enforcement thereof), shall survive the termination or expiration of this Agreement.

IN WITNESS WHEREOF, LCC and CLI have executed this Agreement effective as of the date first set forth above.

LYONDELL CHEMICAL COMPANY,
a Delaware corporation

By:	/s/ Morris Gelb
Name:	Morris Gelb
Title:	Executive VP / COO

COGEN LYONDELL, INC., a Texas corporation

By:	/s/ Stephen A. Furbacher
Name:	Stephen A. Furbacher
Title:	President